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                                                                       EXHIBIT 6


                                April 30, 2001


National Life Insurance Company
National Life Drive
Montpelier, VT  05604

Ladies and Gentlemen:

       In my capacity as a consultant to National Life Insurance Company, I have provided actuarial advice concerning: (a) the preparation of Post Effective Amendment No. 3 to the registration statement for the National Variable Life Insurance Account filed on Form S-6 with the Securities and Exchange Commission under the Securities Act of 1933 (the "Registration Statement") regarding the offer and sale of the Sentinel Benefit Provider Variable Universal Life Insurance Policies intended primarily for the Corporate Market (the
"Policies"); and (b) the preparation of policy forms for the Policies described in the Registration Statement.

       It is my professional opinion that:

       (1) The illustrations of Death Benefits, Net Cash Surrender Values, Account Values, and accumulated premiums in Appendix A of the prospectus (the "Prospectus") contained in the Registration Statement, based on the assumptions stated in the illustrations, are consistent with the assumptions stated in the Policies. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits as shown in the illustrations, appear to be disproportionately more favorable to the prospective purchasers of Policies, who are male non-smokers age 40 who undergo medical underwriting, than to prospective purchasers of Policies for males or females at other ages or other rate classes.

       (2) The information contained in the examples in the sections of the prospectus entitled "Detailed Description of Policy Provisions," "Charges and Deductions," and "Policy Rights and Privileges," based on the assumptions stated in the examples, is consistent with the provisions of the Policies.

       I hereby consent to the filing of this opinion as an exhibit to Post Effective Amendment No. 3 to the Registration Statement and the use of my name under the heading "Experts" in the prospectus contained in the Registration Statement.

                                           Sincerely,


                                           Kiri Parankirinathan, A.S.A., M.A.A.A